Exhibit 99.1

Titan Pharmaceuticals Announces Pricing of $8.0 Million Underwritten Public Offering

South San Francisco, CA – October 28, 2020 – Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) today announced the pricing of an underwritten public offering of 80,000,000 units at a price of $0.10 per unit. Each unit issued in the offering consists of one share of common stock and one warrant to purchase one share of common stock. Gross proceeds, before underwriting discounts and commissions and estimated offering expenses, are expected to be $8.0 million.

The warrants will have an exercise price of $0.10, will be exercisable commencing on the effective date of an increase in our authorized shares of common stock or a reverse split in an amount sufficient to permit the exercise in full of the warrants and will expire on the fifth anniversary of the initial exercise date. The shares of common stock and the accompanying warrants are immediately separable from the units and, can only be purchased together in the offering. The offering is expected to close on or about October 30, 2020.

Maxim Group LLC is acting as the sole book-running manager for the offering.

The Securities and Exchange Commission (the “SEC”) declared effective a registration statement on Form S-1 (File No. 333-249550) relating to these securities on October 28, 2020. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. The offering is being made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ:TTNP), based in South San Francisco, CA, is a development stage company developing proprietary therapeutics with its ProNeura® long-term, continuous drug delivery technology. The ProNeura technology has the potential to be used in developing products for treating a number of chronic conditions, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to our ability to raise capital, the winding down of U.S. commercial activities related to Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACTS:

Stephen Kilmer
Investor Relations
(650) 989-2215
skilmer@titanpharm.com